COACHMEN INDUSTRIES, INC.

2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46515 • 574/262-0123 • Fax 574/262-8823

NEWS RELEASE

For immediate release Tuesday, January 30, 2007

COACHMEN INDUSTRIES, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR RESULTS

Elkhart, Ind. - Coachmen Industries, Inc. (NYSE: COA) today announced its financial results for the fourth quarter and full year ended December 31, 2006.

“In 2006, we encountered contracting markets in both of our industry segments for the second consecutive year, representing the most difficult markets we’ve faced since 1989.  The overall markets for both motorized recreational vehicles and housing declined by more than 10%.  During the past year the recreational vehicle market posted a second straight year of soft results: total wholesale shipments of Class A motorhomes were down 13.7% for the year, which is on top of an 18.1% decline in 2005, while towable shipment growth was aided by demand for temporary housing in hurricane-affected regions of the Gulf Coast.  In housing, single-family housing starts fell 14.7% for the year while single-family starts in the Midwest fell a dramatic 23.1% making it the weakest region in U.S. Census Bureau data.  These declines severely hurt our financial results.  Nonetheless, our continuing efforts to reduce costs and overall operating expenses were instrumental in moderating our losses during these conditions.  The Housing Group generated a $2.7 million pre-tax profit for the year in the face of these conditions, versus a pre-tax loss of $2.4 million in 2005.  On the RV side, we reduced pre-tax losses for the year by over $15 million,” commented Rick Lavers, Chief Executive Officer.  “In addition, we made significant strides on our balance sheet, reducing total inventory levels by $20.1 million from last quarter including a $15.6 million reduction in finished goods while also reducing our debt levels.  However, despite these improvements, we turned in a pre-tax loss of $16.7 million for the year.  While dramatically less than 2005, any loss is simply unacceptable.”

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Coachmen Industries, Inc. Announces Fourth Quarter and Full Year Results

January 30, 2007

The Company has historically carried as assets on its books tax loss carry-forwards from past results and other deferred tax assets in the amount of $24.7 million, which can be used to offset taxes on future income.  However, due mainly to the losses incurred by the Company over the last two years, financial accounting standards required the Company to write down all of these deferred tax assets to $0 as of December 31, 2006.

Accordingly, in the fourth quarter the Company was required to record a non-cash charge for the full book value of these deferred tax assets.  These charges, combined with income tax benefits of $5.0 million generated during the quarter, resulted in a net income tax expense of $19.8 million for the quarter even though there is no income tax payment or any effect on cash associated with the reserve of the deferred tax assets.  Accordingly, the Company reported a net loss for the quarter of $31.5 million on a pre-tax loss from continuing operations of $11.6 million.  Nevertheless, despite this charge the tax loss carry-forwards still remain available to the Company for future use even though their carrying value on our books was reduced to zero.  In fact, the majority of the Company’s operating loss carry-forwards do not begin to expire until 2026, and may continue to be used to offset taxes on income the Company generates until at least that time.

Sales for the fourth quarter were $115.8 million, 17.3% less than the $140.0 million reported for the same period last year.  Pre-tax loss from continuing operations for the fourth quarter was reduced to $11.6 million from $19.1 million in 2005.  Results for the fourth quarter of 2006 include pre-tax gains on the sale of properties of $2.3 million.  With the establishment of the $24.7 million valuation allowance against deferred tax assets and net operating loss carry-forwards, at the bottom line, the Company reported a net loss of $31.5 million, or $2.02 per share, versus a net loss of $14.1 million, or $0.91 per share in the fourth quarter of 2005.  Net loss from continuing operations for the quarter was $31.4 million compared with a $10.6 million loss from continuing operations in the fourth quarter last year.  For the full year, net sales were $564.4 million versus $702.4 million last year.  Pre-tax loss from continuing operations for the year was significantly reduced to $16.7 million versus a pre-tax loss of $37.4 million during 2005.  Results for 2006 include net gains on the sale of assets of $8.2 million.  Net loss for 2006 increased to $31.8 million, or $2.03 per share compared with a net loss of $26.4 million or $1.69 per share last year, due in large measure to the establishment of the valuation allowance for deferred tax assets.  Net loss from continuing operations for 2006 was $33.2 million, or $2.12 per share compared with a net loss from continuing operations of $19.4 million, or $1.24 per share last year.

Recreational Vehicle Segment

“We had a number of successes in the fourth quarter, including a very positive reception to our new products at the National RV Trade Show in Louisville and a significant reduction in our inventory levels,” said Michael R. Terlep, President of the Coachmen RV Group.  “Despite these positive developments, our much lower production and sales levels in the quarter adversely impacted the Group’s margins.”

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Coachmen Industries, Inc. Announces Fourth Quarter and Full Year Results

January 30, 2007

The Company’s Recreational Vehicle Group reported sales of $83.3 million during the fourth quarter of 2006, down 14.3% from the $97.2 million reported for the comparable period last year, due to the continued soft demand in the wholesale and retail RV market.  The RV Group generated a pre-tax loss from continuing operations for the fourth quarter of $10.4 million compared with a pre-tax loss of $17.2 million for the year-ago quarter.  For the full year, RV Group sales decreased 22.5% to $404.7 million from $522.2 million last year.  Despite the lower sales, the RV Group’s pre-tax loss was reduced to $25.4 million versus $40.8 million in 2005.  RV Group finished goods inventory was reduced by $11.1 million from the end of the third quarter and now stands at $35.1 million.

Housing and Building Segment

The continued softening of the national housing market created significant headwinds for the Housing and Building Group, particularly in its core markets.  With the start of the new year, the Group’s new management team has continued developing growth opportunities in new markets beyond traditional scattered-lot single-family homes.  “We are pursuing opportunities for growth on multiple fronts, from military construction and urban infill projects to Gulf Coast reconstruction and multi-family residential structures,” commented Housing and Building Group President Rick Bedell.  “As we are gearing up for production of the second phase of the Fort Bliss barracks project, we are also making progress in the Gulf Region.  The agreement to provide 24 homes in New Orleans that we announced last quarter has been doubled to 48 homes, and we are continuing to sign new builder representatives in the region.”  In addition to pursuing such growth initiatives, the Housing and Building Group’s management is also working to strengthen its position in core residential markets.  The Group is planning to introduce two new traditional home collections to its builders at the 2007 Builder Meetings to be held in March.

For the quarter, the Group reported sales of $32.5 million, down 24.0% from $42.8 million in the fourth quarter of 2005.  With the lower sales level, the Group reduced its pre-tax loss to $0.2 million, including gains on the sale of properties of $2.3 million, compared with a pre-tax loss of $2.2 million for the year-ago quarter.  For the full year, net sales for the Housing and Building Group fell 11.4% to $159.7 million versus $180.2 million in 2005.  With tighter control of costs and gains on the sale of assets, the Group generated a significant turnaround on the bottom line, reporting a pre-tax profit of $2.7 million for 2006, versus a pre-tax loss of $2.4 million in 2005.

Coachmen Industries will conduct a conference call to discuss the financial results contained in this release at 10:00 a.m. (Eastern Time), Wednesday, January 31, 2007.  Members of the news media, investors and the general public are invited to access a live broadcast of the conference call over the internet at www.earnings.com.  The online replay will be available at approximately 12:00 p.m. (Eastern Time) and continue for 30 days.

Coachmen Industries, Inc. is one of America’s leading manufacturers of recreational vehicles, systems-built homes and commercial buildings, with prominent subsidiaries in each industry.  The Company’s well-known RV brand names include COACHMEN®, GEORGIE BOY™, SPORTSCOACH® and VIKING®.  Through ALL AMERICAN HOMES®, Coachmen is one of the nation’s largest producers of systems-built

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Coachmen Industries, Inc. Announces Fourth Quarter and Full Year Results

January 30, 2007

homes, and also a major builder of commercial structures with its ALL AMERICAN BUILDING SYSTEMS™ products.  Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain.  Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company’s operating results, increased interest rates the availability for floorplan financing for the Company’s recreational vehicle dealers and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in both the recreational vehicle and housing and building segments, the ability of the company to generate taxable income in future years to utilize deferred tax assets and net operating loss carry-forwards available for use, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company’s dependence on chassis and other suppliers, the availability and cost of real estate for residential housing, the supply of existing homes within the company’s markets, the impact of home values on housing demand, the ability of the Housing and Building segment to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, consolidation of distribution channels in the recreational vehicle industry, consumer confidence, uncertainties of matters in litigation, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company’s SEC filings.

For more information:

     Colleen Zuhl

Jeffery A. Tryka, CFA

     Chief Financial Officer

Director of Planning and Investor Relations

     574-262-0123

574-262-0123

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Coachmen Industries, Inc. Announces Fourth Quarter and Full Year Results

January 30, 2007

Coachmen Industries, Inc.
Consolidated Statements of Operations

(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net Sales	$115,792	$139,977	$564,382	$702,425

Gross Profit - $	5,727	3,338	49,421	55,960
Gross Profit - %	4.9%	2.4%	8.8%	8.0%

GS&A - $	19,183	22,219	73,763	91,876
GS&A - %	16.6%	15.8%	13.1%	13.1%

(Gain) / Loss on Sale of Property - $	(2,349)	133	(8,689)	913
(Gain) / Loss on Sale of Property - %	(2.0)%	0.1%	(1.5)%	0.1%

Operating Loss - $	(11,107)	(19,014)	(15,653)	(36,829)
Operating Loss - %	(9.6)%	(13.6)%	(2.8)%	(5.2)%

Other Expense	494	85	1,047	525

Pre-Tax Loss from Continuing Operations - $	(11,601)	(19,099)	(16,700)	(37,354)
Pre-Tax Loss from Continuing Operations - %	(10.0)%	(13.6)%	(3.0)%	(5.3)%

Tax Expense (Credit)	19,765	(8,527)	16,515	(17,994)

Net Loss from Continuing Operations	(31,366)	(10,572)	(33,215)	(19,360)

Loss from Discontinued Operations (net of taxes)	(137)	(2,956)	(795)	(6,370)
Gain / (Loss) on Sale of Discontinued Operations (net of taxes)	-	(620)	2,205	(620)

Net Loss	(31,503)	(14,148)	(31,805)	(26,350)

Loss per Share - Basic and Diluted
Continuing Operations	(2.01)	(0.68)	(2.12)	(1.24)
Discontinued Operations	(0.01)	(0.23)	0.09	(0.45)
Net Loss per Share	(2.02)	(0.91)	(2.03)	(1.69)

Earnings (Loss) per Share - Diluted
Continuing Operations	(1.97)	(0.68)	(2.09)	(1.24)
Discontinued Operations	(0.01)	(0.23)	0.09	(0.45)
Net Earnings (Loss) per Share	(1.98)	(0.91)	(2.00)	(1.69)

Weighted Average Shares Outstanding
Basic	15,633	15,569	15,633	15,551
Diluted	15,633	15,569	15,633	15,551

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Coachmen Industries, Inc. Announces Fourth Quarter and Full Year Results

January 30, 2007

Coachmen Industries, Inc.
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

ASSETS	December 31,	December 31,
Current Assets	2006	2005

Cash and cash equivalents	$2,651	$2,780
Accounts receivable	25,874	47,174
Inventories	83,511	121,304
Refundable income taxes	10,820	10,284
Prepaid expenses and other	6,289	5,961
Deferred income taxes	-	11,421
Assets held for sale	288	291

Total Current Assets	129,433	199,215

Property, plant & equipment, net	57,018	67,581

Goodwill	16,865	17,383

Cash value of life insurance	31,119	28,880

Deferred income taxes	-	4,279

Note Receivable	6,269	2,493

Other	2,430	2,985

Total Assets	$243,134	$322,816

LIABILITIES & SHAREHOLDERS' EQUITY	December 31,	December 31,
Current Liabilities	2006	2005
ST borrowings & current portion of LT debt	$10,361	$14,499
Accounts payable, trade	16,998	31,658
Floor plan notes payable	4,156	4,361
Accrued income taxes	18	533
Other accruals	35,116	54,856

Total Current Liabilities	66,649	105,907

Long-term debt	3,862	12,913

Postretirement deferred compensation benefits	7,768	10,182

Deferred income taxes	4,524	-

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Coachmen Industries, Inc. Announces Fourth Quarter and Full Year Results

January 30, 2007

Other	-	11

Total Liabilities	82,803	129,013

Shareholders' Equity	160,331	193,803

Total Liabilities and Equity	$243,134	$322,816

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Coachmen Industries, Inc. Announces Fourth Quarter and Full Year Results

January 30, 2007

Coachmen Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2006	2005
Net loss	$(31,805)	$(26,350)
Depreciation	6,533	8,554
Deferred income tax provision (benefit)	20,224	(13,198)
Changes in current assets and liabilities	15	38,603
Net Cash Provided by/(Used in) Operations	(5,033)	7,609

Net Cash Provided by/(Used in) Investing Activities	20,391	(4,418)

Net payments on borrowings	(13,394)	(12,351)
Net issuance of stock	724	636
Dividends paid	(2,818)	(3,756)
Other	1	68
Net Cash Used in Financing Activities	(15,487)	(15,403)

Decrease in Cash and Cash Equivalents	(129)	(12,212)

Beginning of period cash and cash equivalents	2,780	14,992

Ending of Period Cash and Cash Equivalents	$2,651	$2,780

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Coachmen Industries, Inc. Announces Fourth Quarter and Full Year Results

January 30, 2007

Coachmen Industries, Inc.
Quarterly Segment Data
(In Thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Sales
Recreational Vehicle	$83,256	$97,187	$404,710	$522,194
Housing and Building	32,536	42,791	159,672	180,231
Total	$ 115,792	$ 139,977	$ 564,382	$ 702,425

Gross Profit
Recreational Vehicle	$(149)	$(4,807)	$13,620	$15,307
Housing and Building	5,876	8,145	35,801	40,653
Other	-	-	-	-
Total	$ 5,727	$ 3,338	$ 49,421	$ 55,960

Gross Profit Percentage
Recreational Vehicle	(0.2)%	(4.9)%	3.4%	2.9%
Housing and Building	18.1%	19.0%	22.4%	22.6%
Other
Total	4.9%	2.4%	8.8%	8.0%

Operating Expenses
Recreational Vehicle	$10,278	$12,022	$38,996	$55,049
Housing and Building	6,171	10,474	33,152	43,335
Other	385	(144)	(7,074)	(5,595)
Total	$ 16,834	$ 22,352	$ 65,074	$ 92,789

Operating Expense Percentage
Recreational Vehicle	12.3%	12.4%	9.6%	10.5%
Housing and Building	19.0%	24.5%	20.8%	24.0%
Other
Total	14.5%	16.0%	11.5%	13.2%

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Coachmen Industries, Inc. Announces Fourth Quarter and Full Year Results

January 30, 2007

Operating Income / (Loss)
Recreational Vehicle	$(10,427)	$(16,829)	$(25,376)	$(39,742)
Housing and Building	(294)	(2,328)	2,649	(2,681)
Other	(386)	143	7,074	5,594
Total	$ (11,107)	$ (19,014)	$ (15,653)	$ (36,829)

Pre-Tax Income / (Loss) from Continuing Operations
Recreational Vehicle	$(10,356)	$(17,219)	$(25,383)	$(40,760)
Housing and Building	(178)	(2,238)	2,665	(2,403)
Other	(1,067)	358	6,018	5,809
Total	$ (11,601)	$ (19,099)	$ (16,700)	$ (37,354)

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